Robison Hill & Co.




February 12, 2005

Securities and Exchange Commission
Washington, DC 20549

Re: Hutton Holdings Corporation (formerly Geraco, Inc.)

Gentlemen:

We have read "ITEM 5. OTHER. . . Changes in Registrant's Certifying Accountants" as set forth in Hutton Holdings Corporation's 10-QSB for December 31, 2004 and are in agreement with the statements contained therein, as they relate to our firm.



Very truly yours,

/s/ Robison Hill & Co.
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Robison Hill & Co.
Salt Lake City, Utah